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                                                                    EXHIBIT 99.2

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Wellman International Limited and subsidiaries

We have audited management's assessment, included in the accompanying Management's Report on Internal Controls over Financial Reporting for the year ended 31 December 2005, that Wellman International Limited and subsidiaries ('the Company') maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO). Wellman International Limited's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorisations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO). Also in our opinion, the

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Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Wellman International Limited and subsidiaries as of 31 December 2005 and 2004 and the related consolidated statements of operations, shareholders' equity and other comprehensive (loss)/income, and cash flows for each of the years in the three year period ended 31 December 2005 and our report dated 3 March 2006 expressed an unqualified audit opinion on those consolidated financial statements.

KPMG

Dublin, Ireland

3 March 2006